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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Ebrahimi                          Farhad              Fred
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     8821                              Experimental Farm Road
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                                    (Street)

     Cheyenne                          WY                  82009-8814
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     The Lamson & Sessions Co. (LMS)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     12/99

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________





================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================



1. Title of Security          2. Transaction   3.Trans-     4.Securities Acquired (A)     5. Amount of     6.Owner-    7.Nature
   (Instr. 3)                    Date            action       or Disposed of (D)             Securites       ship        of Indirect
                                (mm/dd/yy)       Code                                        Beneficially    Form:       Beneficial
                                                (Instr. 8)    (Instr. 3, 4 and 5)            Owned at        Direct      Ownership
                                                 ------------  ------------------------------End of Month    (D) or      (Instr.4)
                                                                                                              Indirect
                                                Code     V    Amount    (A) or   Price       (Instr. 3       (I)
                                                                        (D)                     and 4)       (Instr.4)
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

Common Stock                      12/13/99      P             5,000     A       $4.63                         D
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Common Stock                      12/16/99      P             5,000     A       $4.63                         D
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Common Stock                      12/16/99      P            13,100     A       $4.50                         D
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Common Stock                      12/16/99      P             5,000     A       $4.63                         D
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Common Stock                      12/16/99      P             5,000     A       $4.63                         D
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Common Stock                      12/16/99      P             5,000     A       $4.63                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/21/99      P             1,700     A       $4.44                         D
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Common Stock                      12/21/99      P               600     A       $4.44                         D
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Common Stock                      12/22/99      P             1,700     A       $4.31                         D
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Common Stock                      12/28/99      P             1,000     A       $4.94                         D
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Common Stock                      12/28/99      P               100     A       $4.50                         D
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                                                                                            1,568,400
====================================================================================================================================

*    If the Form is filed by more than one Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

FORM 4 (continued)


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

1.Title of Derivative    2.Conversion          3. Transaction    4. Transaction   5. Number of Derivative      6. Date Exercisable
  Security                 or Exercise             Date              Code             Securites Acquires (A)       and Expiration
  (Instr. 3)               Price of Derivative      (Month/Day/       (Instr. 8)       or Disposed of (D)           Date
                           Security                 Year)                             (Instr, 3, 4 and 5)          (Month/ Day
                                                                                                                        Year)
                                                                  --------------   -------------------------    --------------------
                                                                    Code      V          (A)      (D)            Date     Expiration
                                                                                                                 Exer-    Date
                                                                                                                 cisable
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================




7.Title and Amount of      8.Price of Derivative    9. Number of Derivative     10.Ownership Form          11.Nature of Indirect
  Underlying Securities      Security (Instr. 5)        Securites Beneficially      of Derivative Security:   Beneficial Ownership
  (Instr. 3 and 4)                                      Owned at End of Month       Direct (D) or               (Instr. 4)
                                                        (Instr. 4)                  Indirect (I)(Instr. 4)

---------------------
  Title       Amount or
              Number of

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


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====================================================================================================================================

Explanation of Responses: This Statement is occasioned by the purchases during December 1999 of an aggregate of 43,200 shares of the Issuer's common stock by Farhad Fred Ebrahimi. Farhad Fred Ebrahimi is the reporting person for the Ebrahimi Family, consisting of Farhad Fred Ebrahimi, Mary Wilkie Ebrahimi, Farhad Alexander Ebrahimi, and Farah Alexandra Ebrahimi. As of December 31, 1999, 1,515,600 shares of the Issuer's Common Stock were held jointly by Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi, husband and wife; 24,000 shares of the Issuer's stock were held jointly by Farhad Fred Ebrahimi and Farhad Alexander Ebrahimi; and 28,800 shares of the Issuer's common stock were held jointly by Farhad Fred Ebrahimi and Farah Alexandra Ebrahimi. Accordingly, all members of the Ebrahimi family have a pecuniary interst in 1,568,400 shares of common stock of the Issuer.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Farhad Fred Ebrahimi                                       01/10/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                              POWER OF ATTORNEY

I, M.P. Wilkie Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

     This Power of Attorney is effective until revoked.

     Executed this 16th day of November, 1998.


                              /s/ M.P. Wilkie Ebrahimi
                              ------------------------
                              M.P. Wilkie Ebrahimi




                              POWER OF ATTORNEY
I, Farah A. Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

     This Power of Attorney is effective until revoked.

     Executed this 16th day of November, 1998.


                              /s/ Farah A. Ebrahimi
                              ------------------------
                              Farah A. Ebrahimi




                              POWER OF ATTORNEY

I, Farah A. Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, acting as a custodian for Farhad A. Ebrahimi, minor person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

     This Power of Attorney is effective until revoked.

     Executed this 16th day of November, 1998.

                              /s/ Farah A. Ebrahimi
                              ---------------------------------
                              Farah A. Ebrahimi, as Custodian
                              for Farhad A. Ebrahimi